Exhibit (23)(a)

INDEPENDENT AUDITORS’ CONSENT

Board of Directors

Wachovia Corporation

We consent to the use of our report dated January 16, 2003, included in the Wachovia Corporation 2002 Annual Report, incorporated by reference in the Wachovia Corporation 2002 Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference in this Registration Statement on Form S-8 of Wachovia Corporation.

Our report refers to the fact that effective July 1, 2001, Wachovia Corporation adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The remaining provisions of SFAS No. 142 were adopted on January 1, 2002. Our report also refers to the fact that effective January 1, 2002, Wachovia Corporation adopted the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation, effective for grants made in 2002.

/s/    KPMG LLP

Charlotte, North Carolina

November 20, 2003